QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.2

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made this 26th day of July, 2002, by and between AMERICAN BODY BUILDING PRODUCTS, L.L.C., an Illinois limited liability company ("Buyer"), and WEIDER NUTRITION GROUP, INC., a Utah corporation ("Seller").

RECITALS

        WHEREAS, Buyer desires to purchase from Seller the Purchased Assets and to assume the Assumed Liabilities in connection with the operation of the Business, on the following terms and conditions; and

        WHEREAS, Seller desires to sell to Buyer the Purchased Assets and to assign to Buyer the Assumed Liabilities, on the following terms and conditions.

        NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, representations, warranties, conditions, and agreement hereinafter expressed, the Parties agree as follows:

ARTICLE I.
DEFINITIONS

        "Action" means any action, claim, suit, litigation, proceeding, hearing, labor dispute, arbitral action, governmental audit, inquiry, criminal prosecution, investigation, or unfair labor practice charge or complaint.

        "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person referred to. In this definition, "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of securities, by contract, or otherwise.

        "Assignment and Assumption Agreement" means the form of instrument attached hereto as Exhibit A.

        "Assumed Contracts" means all (i) Contracts pursuant to which any third party purchases the Products from Seller, (ii) Contracts pursuant to which Seller purchases any materials from any third party for use in connection with the Business, (iii) Contracts relating to the distribution of the Products, (iv) Contracts involving any royalty, licensing or similar arrangement involving the Products, (v) Contracts pursuant to which any services are provided to Seller exclusively with respect to the Products or the Business, including consulting agreements, and (vi) other Contracts entered into by Seller from the date hereof to the Closing Date exclusively relating to the Products, the Purchased Assets or the Business.

        "Assumed Liabilities" means only the following Liabilities and accruals associated with the Business, other than the Excluded Liabilities:

          (a)  trade accounts payable whether accrued or payable prior to or after the Closing;

          (b)  payroll and Taxes whether accrued or payable prior to or after the Closing;

          (c)  royalties whether accrued or payable prior to or after the Closing;

          (d)  vacation whether accrued or payable prior to or after the Closing;

          (e)  all Liabilities on the Financial Statements;

          (f)    all product liability or similar claims to the extent arising out of the sale of Products by or on behalf of Buyer from and after the Closing (regardless of when manufactured);

          (g)  all Liabilities under the Assumed Contracts to the extent arising out of or relating to events or conditions occurring after the Closing;

          (h)  all Liabilities with respect to the Required Permits that are Purchased Assets to the extent relating to the operation or conduct of the Business by or on behalf of Buyer from and after the Closing;

          (i)    all Liabilities relating to voluntary and involuntary recalls of Products occurring after the Closing to the extent such Products were sold (determined by the date such Product was shipped by Seller to a third party) on or after May 12, 2002;

          (j)    all Liabilities relating to promotions, rebates and chargebacks related to the Products occurring after the Closing (regardless of when manufactured or offered, as applicable);

          (k)  all Liabilities that relates to any Designated Employee in connection with his or her hiring, non-hiring, termination or employment by the Buyer from and after the Closing, including any such liability or obligation relating to wages, severance payments, bonuses, medical and workers compensation, claims, vacation pay and any other employee benefit plans or arrangements or payroll practices;

          (l)    the severance obligations of Seller, as set forth in Section 6.6(d);

          (m)  all Liabilities under Environmental Laws to the extent arising out of or relating to the operation of conduct of the Business or the use or ownership of the Purchased Assets, in each case, from and after the Closing;

          (n)  all other Liabilities accruing, arising out of, or relating to the operation of the Business after the Closing; and

          (o)  any claim for injury, death, property or economic damage, or other product or strict liability claim arising from the design, manufacture, sale or distribution of or exposure to any product or component thereof or the provision of any service by the Business relating to (A) the marketing, sale or use of a Product on or after the Closing Date or (B) the marketing, sale or use of the Products sold (determined by the date such Product was shipped by Seller to a third party) by Seller on or after May 12, 2002 for which the accounts receivable recorded by Seller for such Product sales are a part of the Purchased Assets.

        "Bill of Sale" means the form of instrument attached hereto as Exhibit B.

        "Business" means the business of Seller in manufacturing, distributing and selling the Products in the Territory as conducted on the date of this Agreement, produced exclusively at the American Bottling and Beverage facility in Walterboro, South Carolina.

        "Buyer Disclosure Letter" means the disclosure letter delivered by Buyer to Seller concurrently with the execution and delivery of this Agreement.

        "Change of Control" means the occurrence of any of the following: (i) a sale of assets representing fifty percent (50%) or more of the fair market value of a Person's consolidated assets (in a single transaction or in a series of related transactions); (ii) a liquidation or dissolution of Person; (iii) a merger or consolidation involving a Person or any subsidiary of a Person after the completion of which: (A) in the case of a merger (other than a triangular merger) or a consolidation involving such Person, the shareholders of such Person immediately prior to the completion of such merger or consolidation beneficially own (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, or comparable successor rules), directly or indirectly, outstanding voting securities representing less than sixty percent (60%) of the combined voting power of the surviving entity in such merger or consolidation, and (B) in the case of a triangular merger involving such Person or a subsidiary of such Person, the shareholders of such Person immediately prior to the completion of such merger beneficially own (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, or comparable successor rules), directly or indirectly, outstanding voting securities representing less than sixty percent (60%) of the combined voting power of the parent of the surviving entity in such merger; or (iv) an acquisition by any person, entity or "group" (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, or any comparable successor provisions) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, or comparable successor rules) of outstanding voting securities of such Person representing more than thirty percent (30%) of the combined voting power of such Person (in a single transaction or series of related transactions).

        "Closing" means the consummation of the transactions contemplated by this Agreement.

        "Closing Balance Sheet" shall mean the balance sheet prepared pursuant to Section 2.8.

        "Closing Date" means July 26, 2002 or, if the conditions to Closing are not by then satisfied, on such date within 30 days following satisfaction of such conditions (other than conditions to be satisfied at Closing according to the terms hereof) and as Buyer and Seller shall reasonably designate.

        "Closing Net Book Value" means the net book value of the Business as of the Closing Date, determined in accordance with Section 2.8.

        "Closing Net Book Value Floor" means $6,400,000.

        "Closing Net Book Value Ceiling" means $7,000,000.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Confidential Information" means information exclusively relating to the Business which is of a confidential, trade secret or proprietary character and shall include, but shall not be limited to, information, in whatever form kept or recorded, pertaining to: inventions, discoveries, know-how, ideas, computer programs, designs, algorithms, processes and structures; Product information; research and development information; client information; financial information; business processes and methodology; and any other technical and business information of Seller.

        "Contract" means any contract, agreement, arrangement, understanding, lease, indenture, evidence of indebtedness, binding commitment or instrument, purchase order, or offer, written or oral, entered into or made by or on behalf of Seller exclusively related to the Business, or to which Seller is a party or by which it or its property is bound as a result of the operation of the Business.

        "Court" means any court, grand jury, administrative or regulatory body, arbitration or mediation panel or similar body of a Governmental Entity.

        "Court Order" means any judgment, decision, consent decree, injunction (whether preliminary, temporary or final), ruling or order of any federal, state or local court or governmental agency, department or authority that is binding on any Person or its property under applicable law.

        "Default" means (a) a breach of or default under any Contract, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract, or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract or result in a modification of the terms thereof.

        "Designated Employee" has the meaning set forth in Section 6.6 hereof.

        "Effective Time" means the effective time of the Closing, which shall be as of the close of business on the Closing Date.

        "Employee" means those employees of Seller listed on Schedule 1(a) of the Seller Disclosure Letter primarily engaged in the operation of the Business.

        "Environmental Law" means any Law relating to the protection of health or the environment, including without limitation: the Clean Air Act, the Clean Water Act 33 U.S.C. Section 1251 et. seq., the Federal Water Pollution Control Act, the Resource Conservation and Recovery Act 42 U.S.C. Section 6901 et. seq., the Comprehensive Environmental Response, Compensation and Liability Act 42 U.S.C. Section 9601, et. seq., the Toxic Substance Control Act, any comparable state or foreign Law, and the common law, including the law of nuisance and strict liability.

        "Environmental Permits" means all permits, registrations, approvals and licenses, and all filings with and submissions to any Government or other authority, required by any Environmental Law.

        "EPA" has the meaning set forth in Section 3.24.

        "Excluded Assets" means the following assets of Seller relating to the Business: (a) all Required Permits, to the extent the transfer thereof is prohibited by Law; (b) all assets other than the Purchased Assets; and (c) the Property.

        "Excluded Liabilities" means all Liabilities of Seller other than Assumed Liabilities.

        "Final Purchase Price" means the Initial Cash Purchase Price, adjusted by any amounts in accordance with the procedures set forth in Section 2.8.

        "Financial Statements" means the abbreviated, unaudited balance sheet relating to the Business as of May 31, 2002, attached hereto as Schedule 3.3 of the Seller Disclosure Letter.

        "Government Entity" means the United States of America, any other nation or sovereign state, the European Union, any federal, bilateral or multilateral governmental authority, any state, possession, territory, county, district, city or other governmental unit or subdivision, and any branch, agency, or judicial body of any of the foregoing.

        "Hazardous Materials" means any pollutants, contaminants, hazardous substances, hazardous chemicals, toxic substances, hazardous wastes, infectious wastes, radioactive materials, petroleum including crude oil or any fraction thereof, asbestos fibers, or solid wastes or other hazardous materials, including without limitation those defined as "hazardous" in any Environmental Law.

        "Income Tax" (and, with correlative meaning, "Income Taxes") shall mean any and all Taxes based upon or measured by net income (regardless of whether denominated as an "income tax," a "franchise tax" or otherwise).

        "Indemnified Losses" means Losses plus reasonable attorneys' fees and expenses incurred in connection with Losses and/or enforcement of this Agreement.

        "Indemnified Party" has the meaning specified in Section 9.3 hereof.

        "Indemnifying Party" has the meaning specified in Section 9.3 hereof.

        "Initial Cash Purchase Price" means $5,650,000.

        "Intellectual Property" means all of the following (in whatever form or medium): (i) patents and patent applications listed on Schedule 1(d), (ii) trademarks, service marks, trade names, and corporate names applications and registrations listed on Schedule 1(e), (iii) copyright applications and registrations listed on Schedule 1(f), (iv) any of the following which are owned by Seller and used exclusively in the Business, or any and all of Seller's right to use any of the following which right Seller used exclusively in the Business: trade secrets, software (whether in source code or object code), firmware, programs, inventions, discoveries, proprietary processes, and items of proprietary know-how, information, data or other intellectual property (excluding assets in items (i) through (iii) above); and (v) any of the following which are owned by or licensed to Seller and exclusively used in the Business: proprietary prospect lists, customer lists, projections, analyses, and market studies.

        "Law" means any statute, law, treaty, ordinance, rule, regulation, instrument, directive, decree, order, or injunction of any Government Entity, quasi-governmental authority, or Court, and includes rules or regulations of any regulatory or self-regulatory authority.

        "Liabilities" means liabilities and/or obligations, whether or not fixed, contingent or absolute, accrued or unaccrued, known or unknown, or whether or not required to be reflected on the financial statements of a business.

        "Licensed Product Formulations" means the product formulations of Seller listed on Schedule 1(b) of the Seller Disclosure Letter which are being non-exclusively licensed to Buyer pursuant to the Intellectual Property License Agreement attached hereto as Exhibit C.

        "Lien" means any lien, security interest, mortgage, option, lease, tenancy, occupancy, covenant, condition, easement, agreement, pledge, hypothecation, charge, claim, restriction, or other encumbrance of every kind and nature.

        "Losses" means claims, losses, damages, liabilities, expenses or costs not otherwise covered by insurance.

        "Material Adverse Effect" means any change, event, development, effect or occurrence that, individually or in the aggregate, has been or would reasonably be expected to be materially adverse to the Purchased Assets, Assumed Liabilities or the operation or financial condition of the Business other than any change, event, development, effect or occurrence to the extent (A) relating to national, international or regional economic or financial conditions, (B) affecting the nutrition supplement industry generally, which changes, events, developments, effects or occurrences do not disproportionately adversely affect the Business relative to the other participants in the nutrition supplement industry, (C) due to, resulting from or otherwise attributable to the identity of Buyer or the public announcement of the transactions contemplated by this Agreement, (D) relating to the Excluded Liabilities or Excluded Assets, (E) due to, resulting from or otherwise attributable to any violation of the terms of this Agreement by Buyer or the compliance with the terms hereof by Seller, or (F) resulting from the introduction, marketing or sale of any product in competition with the Products.

        "Mortgage" means Liens incurred in connection with that certain Mortgage of Real Estate dated April 12, 1994 and recorded in M.R.E. Book 570 at page 337 in the office of the Clerk of Court for Colleton County, South Carolina.

        "Notice of Dispute" means a notice to Seller delivered pursuant to Section 2.8, specifying in reasonable detail all points of disagreement with the Closing Balance Sheet.

        "Order" means an order, judgment, writ, injunction, award or decree of any Court or Government Entity.

        "Ordinary Course" means, with respect to the Business, only the commercial operations customarily engaged in by the Seller relating to the Business consistent with past practices.

        "Party" means either Buyer or Seller, and "Parties" means each of them.

        "Permitted Liens" shall mean any and all: (i) Liens incurred in connection with that certain Mortgage of Real Estate dated April 12, 1994 and recorded in M.R.E. Book 570 at page 337 in the office of the Clerk of Court for Colleton County, South Carolina (ii) Liens for Taxes or assessments which are not due and payable, or are being contested in good faith by appropriate proceedings, that may thereafter be paid without penalty; (iii) mechanics', warehousemens', contractors', workmens', repairmens', carriers' and other similar Liens incurred in the Ordinary Course which secure or relate to obligations as to which Seller is not delinquent; (iv) Liens incurred or deposits made in the Ordinary Course of business in connection with workers' compensation, unemployment insurance and other types of social security; and (v) Liens that, individually or in the aggregate, do not materially impair, and would not reasonably be expected to materially impair, the continued use and operation of the Purchased Assets.

        "Person" means any natural person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, association, company, or other legal entity, and any Government Entity.

        "Plan" means any agreement, arrangement, plan or policy, qualified or non-qualified, whether or not considered legally binding, that involves (a) any pension, retirement, profit sharing, deferred compensation, bonus, stock option, stock purchase, phantom stock, health, welfare or incentive plan; or (b) welfare or "fringe" benefits, including without limitation any voluntary employees' beneficiary associations or related trusts, vacation, severance, disability, medical, hospitalization, dental, life and other insurance, tuition, company car, club dues, income tax preparation, sick leave, maternity, paternity or family leave, child care or other benefits; or (c) any employment, consulting, engagement or retainer agreement or arrangement.

        "Products" means all sports nutrition supplement products of Seller sold under the brand names American Body Building and Science Foods.

        "Property" means the improved real property located at 1756 Industrial Road, Walterboro, South Carolina, which is the subject of the Real Estate Purchase Agreement.

        "Purchased Assets" means all assets and property and associated rights and interests, real, personal, and mixed, tangible and intangible, of whatever kind, owned or used by Seller exclusively in connection with the Business, but excluding the Excluded Assets. Without limiting the generality of the foregoing, the Purchased Assets include the following items:

          (a)  all assets reflected and/or described in the Financial Statements, except any such assets which have been disposed of in the Ordinary Course of the Business since the date of the Financial Statements;

          (b)  all assets acquired by Seller exclusively for the Business since the date of the Financial Statements;

          (c)  all accounts receivable of Seller relating exclusively to the Business;

          (d)  all inventories of Seller relating exclusively to the Business, including but not limited to all raw materials, finished goods, component parts and work in process;

          (e)  the Assumed Contracts;

          (f)    all machinery, equipment, supplies and tools, promotional materials, merchandise, and trade show booths of Seller used exclusively for the Business;

          (g)  the Required Permits, to the extent assignable under the terms thereof and applicable Law;

          (h)  all Intellectual Property and documentation thereof and the right and power to assert, defend and recover title thereto in the same manner and to the same extent as Seller could or could cause to be done if the transactions contemplated hereby did not occur, and the right to recover for past damages on account of the infringement, misuse, or theft thereof to the extent arising on or after the Closing and relating exclusively to any of the Purchased Assets;

          (i)    any rights under and pursuant to any warranty, representation or guaranty made by suppliers or manufacturers exclusively related to the Business, to the extent transferable;

          (j)    except to the extent the transfer thereof is prohibited by Law, all records, including business, computer, engineering, and other records, and all associated documents, discs, tapes, and other storage or recordkeeping media of Seller prepared or held exclusively for the Business, including but not limited to all sales data, customer lists, accounts, bids, contracts, supplier records, personnel records and other data and information of the Business, excluding corporate minute books of Seller;

          (k)  all other claims against others, rights, and choses in action, liquidated or unliquidated, of Seller, including those arising under insurance policies, to the extent arising on or after the Effective Time and to the extent relating to any of the Purchased Assets or any Assumed Liabilities; and

          (l)    the product formulations which are used exclusively in the Business and listed on Schedule 1(c) of the Seller Disclosure Letter.

        "Real Estate Purchase Agreement" means the agreement dated the same date as the Agreement, providing for the purchase of the American Bottling and Beverage Facility in Walterboro, South Carolina, in the form attached hereto as Exhibit D.

        "Related Instruments" shall mean the Bill of Sale, the Assignment and Assumption Agreement, the Intellectual Property License Agreement, the Notice of Assignment of Trademarks, the Notice of Assignment of Utah DBA, the Notice of Assignment of Patent Applications, the Real Estate Purchase Agreement and the Advertising Agreement.

        "Required Permits" shall have the meaning ascribed to such term in Section 3.14.

        "Returns" means returns, reports, estimated tax and informational statements and returns relating to Taxes which are, were or will be required by Law to be filed by Seller or other Tax Affiliate of Seller in connection with the Business, and all information returns (e.g., Form W-2, Form 1099) and reports relating to Taxes related to the Business. Any one of the foregoing Returns may be referred to sometimes as a "Return."

        "Seller Disclosure Letter" means the disclosure letter delivered by Seller to Buyer concurrent with the execution and delivery of this Agreement.

        "Seller's Knowledge" means the actual knowledge of the following Persons, without a duty of inquiry: Tom Elitharp, Joseph Baty, Daniel Thomson and Ted Rock.

        "Taxes" means all taxes, charges, fees, levies or other like assessments imposed or assessed by any Government Entity, including without limitation income, profits, windfall profit, employment (including Social Security, state pension plans, and unemployment insurance), withholding, payroll, franchise, gross receipts, sales, use, transfer, stamp, occupation, real or personal property, ad valorem, value added, premium, and excise taxes; Pension Benefit Guaranty Corporation premiums and any other like Government Entity charges; and shall include all penalties, fines, assessments, additions to tax, and interest resulting from, attributable to, or incurred in connection with such Taxes or any contest or dispute thereof. Any one of the foregoing Taxes may be referred to sometimes as a "Tax."

        "Territory" shall mean the United States, Canada and Mexico.

        "Third Person" has the meaning specified in Section 9.4 hereof.

        "Third-Person Claim" has the meaning specified in Section 9.4 hereof.

        "Transferred Employee" has the meaning specified in Section 6.6 hereof.

ARTICLE II.
PURCHASE AND SALE OF PURCHASED ASSETS

        2.1    Assets to be Purchased.    Subject to the terms and conditions hereof, on the Closing Date and as of the Effective Time, Seller shall sell to Buyer, and Buyer shall purchase from Seller all of Seller's right, title and interest in and to all of the Purchased Assets.

        2.2    Assumed Liabilities.    Subject to the terms and conditions hereof, on the Closing Date and as of the Effective Time, Seller shall assign and transfer to Buyer and Buyer agrees to assume only the Assumed Liabilities.

        Except as set forth in this Agreement and the Real Estate Purchase Agreement, Buyer will not assume or have any responsibility with respect to any other obligation or Liability of Sellers, including, without limitation, the Excluded Liabilities.

        2.3    Purchase Price.    In consideration of the Purchased Assets, Buyer (i) shall assume the Assumed Liabilities and (ii) pay to Seller the Final Purchase Price. At Closing, Buyer shall pay the Initial Cash Purchase Price payable by wire transfer of immediately available funds to a bank account designated by Seller.

        2.4    Allocation of Purchase Price.    The Initial Cash Purchase Price (plus Assumed Liabilities to the extent properly taken into account under the Code and the regulations promulgated thereunder), shall be allocated among the Purchased Assets for Tax purposes in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and shall be agreed upon by the Parties and set forth on Exhibit E hereto. Buyer and Seller agree to revise such allocation, on a basis consistent with the allocation of the Initial Cash Purchase Price, in the event that the Initial Cash Purchase Price is adjusted pursuant to Section 2.8 (such allocation, as revised, the "Allocation"). Buyer and Seller agree to (i) be bound by the Allocation, (ii) act in accordance with the Allocation in the preparation of all financial statements and the filing of all Returns (including filing Form 8594 with their United States federal Income Tax Return for the taxable year that includes the Closing Date) and in the course of any Tax audit, Tax review or Tax litigation relating thereto and (iii) take no position and cause their Affiliates to take no position inconsistent with the Allocation for Income Tax purposes, including United States federal and state Income Tax and foreign Income Tax, in any case, unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code. Not later than thirty (30) days prior to the filing of their respective Forms 8594 relating to this transaction, each party shall deliver to the others a copy of its Form 8594.

        2.5    Closing.    The Closing shall take place at 10:00 a.m. on the Closing Date at the offices of Clingen, Callow, Wolfe & McLean, LLC, 2100 Manchester Road, Suite 1750, Wheaton, Illinois, 60187, or at such other time and place as shall be mutually agreed upon by the Parties.

        2.6    Deliveries of Seller at Closing.    At Closing, subject to the conditions to Seller's obligations in Article VIII, Seller shall execute and deliver or cause to be delivered the documents identified in Section 8.4.

        2.7    Deliveries of Buyer at Closing.    At Closing, subject to the conditions to Buyer's obligations in Article VII, Buyer shall (a) execute and deliver or cause to be delivered the documents identified in Section 7.6, and (b) transfer by wire transfer, to an account designated by Seller the Initial Cash Purchase Price.

        2.8    Determination of Closing Net Book Value.

          (a)  As soon as reasonably practicable following the Closing Date, but no later than August 15, 2002, Seller shall cause to be prepared and delivered to Buyer an abbreviated balance sheet of the Business as of the Effective Time, prepared in substantially the same manner as the Financial Statements (the "Closing Balance Sheet"). Buyer agrees that the Closing Balance Sheet shall not contain any reference to, or reflect, the Mortgage. Such Closing Balance Sheet shall be accompanied by a statement calculating the net assets (determined by subtracting total liabilities from total assets) of the Business ("Closing Net Book Value"), which shall be the net book value of the Business reflected on the Closing Balance Sheet. Seller shall permit Buyer and its accountants to review promptly upon request all accounting records, work papers and computations used by Seller in the preparation of such Closing Balance Sheet and the computation of Closing Net Book Value.

          (b)  If Buyer disputes the Closing Net Book Value as calculated by Seller, not more than 30 calendar days after the date Buyer receives Seller's calculation thereof, Buyer shall deliver to Seller a Notice of Dispute. Upon receipt of the Notice of Dispute, Seller and Buyer shall consult with each other in good faith in an effort to resolve the dispute. If any such dispute cannot be resolved by Buyer and Seller within 30 calendar days after Seller receives the Notice of Dispute, the Parties shall refer the dispute to an internationally recognized certified public accounting firm, with an office located in Chicago, Illinois, as agreed by the Parties (the "Arbiter"), as the arbitrator to finally determine, as soon as practicable, and in any event within 20 calendar days after such reference, all points of disagreement with respect to the Closing Net Book Value. For purposes of such arbitration each Party shall submit a proposed calculation of the Closing Net Book Value. The Arbiter shall apply the terms of this Section 2.8, and shall otherwise conduct the arbitration under such procedures as the Parties may agree or, failing such agreement, under the Commercial Rules of the American Arbitration Association. The fees and expenses of the arbitration and the Arbiter incurred in connection with the arbitration of the Closing Net Book Value shall be allocated between the Parties equally; provided, that such fees and expenses shall not include, so long as a Party complies with the procedures of this Section 2.8, the other Party's outside counsel or accounting fees. All determinations by the Arbiter shall be final, conclusive and binding with respect to the Closing Net Book Value. Each party shall permit the Arbiter to have full access to its books, records, key employees and independent accountants in order to resolve any such disagreements.

          (c)  If within 30 calendar days following delivery of the Closing Balance Sheet and the Closing Net Book Value calculation, Buyer has not delivered to Seller a Notice of Dispute, then the Closing Net Book Value calculated by Seller shall be binding and conclusive on the parties and be used in computing adjustments, if any, as set forth in Section 2.9.

        2.9    Post-Closing Adjustment.    The Final Purchase Price shall be determined by adjusting the Initial Cash Purchase Price dollar for dollar by the amount, if any, by which the Closing Net Book Value on the Closing Balance Sheet determined under Section 2.8 is more or less than the Closing Net Book Value Floor or Closing Net Book Value Ceiling. As applicable, Seller shall pay to Buyer the amount by which the Closing Net Book Value is less than the Net Book Value Floor, or Buyer shall pay to Seller the amount by which the Closing Net Book Value exceeds the Net Book Value Ceiling, in each case, within 10 calendar days of the final determination of the Closing Balance Sheet pursuant to Section 2.8.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller hereby makes the following representations and warranties, each of which is true and correct on the date hereof and shall be true and correct on the Closing Date, except as set forth in the Seller Disclosure Letter attached hereto and for changes expressly permitted by this Agreement.

        3.1    Existence and Power of Seller.

          (a)  Seller is a corporation duly organized, validly existing and in good standing under the Laws of Utah.

          (b)  Seller has full corporate power and authority to own and use the Purchased Assets and to transact the Business, is duly licensed or qualified to do business and is in good standing in each jurisdiction where such license or qualification is required to conduct the Business, except where such failure would not reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect. Seller has the power to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

        3.2    Approval and Enforceability of Agreement.

          (a)  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Seller.

          (b)  Assuming the due execution and delivery hereof by Buyer, this Agreement is the legal, valid and binding obligation of Seller, enforceable against Seller according to its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent transfer and other similar laws relating to or affecting the rights and remedies of creditors generally and by general principles of equity.

        3.3    Financial Statements.    Attached as Schedule 3.3 of the Seller Disclosure Letter are the Financial Statements. The Financial Statements were derived from the books and records of the Business and (i) are true and complete in all material respects, (ii) present fairly the assets and liabilities of the Business at the date of the Financial Statements; and (iii) except as set forth on Schedule 3.3 of the Seller Disclosure Letter, have been prepared on a basis consistent with previous periods.

        3.4    Events Subsequent to May 31, 2002.    Since May 31, 2002, except as set forth on Schedule 3.4 of the Seller Disclosure Letter to Seller's Knowledge there has been no:

          (a)  change that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

          (b)  material loss or threatened loss of a material customer of the Business;

          (c)  material damage, destruction or loss, whether covered by insurance or not, affecting any material Purchased Assets;

          (d)  transaction entered into or carried out by Seller exclusively related to the Business, other than in the Ordinary Course of the Business;

          (e)  grant of any Lien with respect to the Purchased Assets, except for Permitted Liens;

          (f)    transfer of any Purchased Assets other than arm's-length sales, leases, or dispositions in the Ordinary Course of the Business;

          (g)  material modification or termination of any material Contract or any material term thereof;

          (h)  lease or acquisition of any capital assets included in the Purchased Assets;

          (i)    Court Order has been entered against Seller which has had or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect; and

          (j)    commitment or agreement by Seller to do any of the foregoing items (d) through (h).

        3.5    Accounts and Notes Receivable.    Set forth on Schedule 3.5 of the Seller Disclosure Letter are all accounts and notes receivable of Seller arising out of the Business and an aging schedule related thereto, each as of May 31, 2002. Such accounts and notes receivable are, and any accounts and notes receivable arising between such date and the Closing Date shall be, valid, genuine and subsisting, except to the extent of any reserve or allowance therefor on the Financial Statements (which reserve or allowance has been determined consistent with prior practices) or paid in full prior to Closing, and all such accounts and notes receivable arose or will have arisen in the Ordinary Course of the Business. Such accounts and notes receivable are not, and will not be on the Closing Date, to Seller's Knowledge, subject to any defense, set-off, counterclaims or Lien, except for Permitted Liens.

        3.6    Undisclosed Liabilities.    Seller has no Liabilities related exclusively to the Business, except (a) to the extent reflected or reserved against in the Financial Statements, (b) set forth on Schedule 3.6 of the Seller Disclosure Letter, (c) incurred in the Ordinary Course of Business, or (d) any Liabilities which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

        3.7    Taxes.    Except as set forth in Schedule 3.7 of the Seller Disclosure Letter,

          (a)  All Returns required to be filed by Seller on or prior to the Closing Date with respect to Taxes have been or will be timely filed.

          (b)  All amounts shown on each of such Returns have been paid by Seller or will be paid when due.

          (c)  Any Taxes which are to be assumed by Buyer in respect of the Purchased Assets which as of the Closing Date are not yet due and owing will be adequately reflected on the Closing Balance Sheet as a reserve for Taxes.

          (d)  There are no material tax deficiencies outstanding, assessed or proposed against Seller relating to the Purchased Assets or the Business other than those reflected or reserved against on the Financial Statements.

          (e)  Neither the Purchased Assets nor the Business are encumbered by any Liens in respect of any Taxes (other than Liens for Taxes not yet due and payable).

          (f)    There is no waiver of any statute of limitations on, or extension for the period for, the assessment or collection of any Tax relating to the Purchased Assets or the Business.

        3.8    Inventory.    None of the inventories with respect to the Business held by Seller at any location are obsolete, unusable, slow-moving, damaged or unsaleable in the Ordinary Course of Business, except for such items of inventory which have been written down to realizable market value, or for which adequate reserves or allowances have been provided, in the Financial Statements (which reserves or allowances have been determined consistent with prior practices).

        3.9    Personal Property—Owned.    Except as set forth on Schedule 3.9 of the Seller Disclosure Letter and the Permitted Liens, Seller has good and marketable title to all personal property owned by Seller included in the Purchased Assets, including in each case all personal property reflected in the Financial Statements or acquired after the date thereof (except any personal property subsequently sold in the Ordinary Course of the Business), and there exists no restriction on the use or transfer of such property.

        3.10    Real Property Leases.    Seller does not lease any real property which is used in the Business.

        3.11    Intellectual Property.    Except as set forth in Schedule 3.11 of the Seller Disclosure Letter, (i) Seller or its Affiliate own, or have the right to use, the patents and patent applications listed on Schedule 1(d), (ii) Seller or its Affiliate own the applications or registrations of trademarks, service marks, trade names, and corporate names listed on Schedule 1(e), (iii) Seller or its Affiliate own the copyright applications and registrations listed on Schedule 1(f), and (iv) Seller or its Affiliate own or have a right to use any of the following which are used exclusively in the Business: trade secrets, software (whether in source code or object code), firmware, programs, inventions, discoveries, proprietary processes, and items of proprietary know-how, information, data or other intellectual property (excluding assets in items (i) through (iii) above). Schedule 3.11 of the Seller Disclosure Letter contains a true, complete and accurate list of all patents, patent applications, trademarks, service marks, trade names, corporate names, copyright applications and copyright registrations used exclusively in the Business. Schedule 3.11 of the Seller Disclosure Letter accurately identifies, where appropriate, one or more of the following, for each item listed therein: filing date, issue date, classification of invention or goods covered, licenser, license date and licensed subject matter.

        3.12    Necessary Property and Transfer of Purchased Assets.    Seller owns or has the right to transfer the product formulations included in the Purchased Assets and has the right to license the Licensed Product Formulations. Except as set forth on Schedule 3.12 of the Seller Disclosure Letter, none of the Purchased Assets are in the possession of others and the Seller holds no property on consignment exclusively related to the Business. Except as set forth on Schedule 3.12 of the Seller Disclosure Letter, no consent is necessary to, and there exists no restriction on, the transfer of any of the Purchased Assets or the assignment of the Assumed Liabilities to Buyer. Except as set forth on Schedule 3.12 of the Seller Disclosure Letter and the Permitted Liens, there exists no condition, restriction or reservation affecting the title to or utility of the Purchased Assets or Assumed Liabilities which would prevent Buyer from occupying or utilizing the Purchased Assets or enforcing the rights under the Assumed Liabilities, or any part thereof, to the same full extent that Seller might continue to do so if the sale and transfer contemplated hereby did not take place, except where any condition, restriction or reservation would not reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 3.12 of the Seller Disclosure Letter, Seller has, and at the Closing Seller will deliver to Buyer, good and valid title to the Purchased Assets free and clear of all Liens, other than Permitted Liens.

        3.13    Use and Condition of Property.    Except as set forth on Schedule 3.13 of the Seller Disclosure Letter, all of the machinery and equipment included in the Purchased Assets are in good operating condition and repair, subject to normal wear and tear in the Ordinary Course, conform to all applicable Laws, and no notice of any violation of any Law relating to any of the Purchased Assets has been received by Seller except such as have been fully complied with (except where any nonconformance or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect).

        3.14    Licenses and Permits.    Set forth on Schedule 3.14 of the Seller Disclosure Letter is a list of each material license or permit issued by a Government Entity which are required for the conduct of the Business together with the name of the Government Entity agency or entity issuing such license or permit (the "Required Permits"). The Required Permits are valid and in full force and effect. Except as set forth on Schedule 3.14 of the Seller Disclosure Letter, to Seller's Knowledge, such licenses and permits are freely transferable by Seller.

        3.15    Contracts.

          (a)  Attached as Schedule 3.15(a) is a list of all Assumed Contracts where the obligations payable to third parties by Seller, or the obligations payable to Seller by third parties, exceeds $5,000 on an annual basis. Each Assumed Contract is a valid and binding obligation of Seller, enforceable in accordance with its terms, and in full force and effect, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent transfer and other similar laws relating to or affecting the rights and remedies of creditors generally and by general principles of equity or such Assumed Contracts have expired in accordance with its terms between the date hereof and the Effective Time.

          (b)  Neither Seller nor, to Seller's Knowledge, any other party to any Contract listed on Schedule 3.15(a) is in material breach or violation thereof or default thereunder. To Seller's Knowledge, no event has occurred which, through the passage of time or the giving of notice, or both, would constitute, and except as disclosed on Schedule 3.15(b) of the Seller Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby do or will constitute or result in, a breach or violation of or default under any Contract, or would cause the acceleration of any obligation of any party thereto or the creation of a Lien upon any Purchased Asset.

          (c)  Each Assumed Contract will be duly assigned to Buyer on the Closing Date. Except as set forth on Schedule 3.15(c) of the Seller Disclosure Letter, no consent is required for such assignment.

        3.16    No Breach of Law or Governing Documents.    In connection with the operation of the Business, Seller has complied with and is not in default under or in breach or violation of any applicable Law of any Government Entity body, or in default under or in material breach or violation of any provision of its articles or certificate of incorporation or its bylaws, except, in each case, where any breach or violation would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect. No Government Entity permits or consents are necessary to effect the transactions contemplated hereby.

        3.17    Litigation and Arbitration.    Except as set forth on Schedule 3.17 of the Seller Disclosure Letter, there is no Action related to the Business (including any Action relating to personal injury, death or property arising from the Products) pending or, to Seller's Knowledge, threatened before any Court or which may result in any judgment, order, decree, award or other determination of a Court which will have a Material Adverse Effect. There is no Action pending or, to Seller's Knowledge, threatened before any Court which will prevent or materially delay the consummation of the transactions contemplated by this Agreement.

        3.18    Employees and Consultants.    Set forth on Schedule 3.18 of the Seller Disclosure Letter is a complete list of all Employees and consultants to the Business, together, in each case, with the current rate of compensation payable to each.

        3.19    Labor Agreements and Employee Benefits.

          (a)  Except as set forth on Schedule 3.19(a) of the Seller Disclosure Letter, Seller is not a party to any union collective bargaining, works council, or similar agreement or arrangement applicable to the Employees, and (b) has not adopted any plan or policy providing for Employee vacation benefits. True, correct and complete copies of all documents creating or evidencing any agreement, plan or policy listed on Schedule 3.19(a) of the Seller Disclosure Letter pursuant to the previous sentence have been delivered to Buyer. To Seller's Knowledge, there are no negotiations, written demands or proposals which are pending which concern matters now covered, or that would be covered, by the type of agreements, arrangements, plans or policies listed in this Section 3.19.

          (b)  Except as set forth on Schedule 3.19(b) of the Seller Disclosure Letter, Seller has not adopted, or entered into, any severance plan, agreement or policy applicable to any Employee.

        3.20    Labor Disputes; Unfair Labor Practices.    There is neither pending nor, to Seller's Knowledge, threatened any labor dispute, strike or work stoppage which affects or which reasonably may be expected to materially and adversely affect the Business.

        3.21    Overtime, Back Wages, Vacation and Minimum Wages.    With respect to any Employee, there is no Action pending or, to the Seller's Knowledge, threatened against Seller relating to (a) overtime pay, other than overtime pay for the current payroll period, (b) wages or salary (excluding current bonus, accruals and amounts accruing under pension and profit-sharing Plans) for any period other than the current payroll period, (c) vacation, time off or pay in lieu of vacation or time off, or (d) any violation of any Law relating to minimum wages, child labor or maximum hours of work.

        3.22    Discrimination, Workers Compensation and Occupational Safety and Health.    Except as set forth on Schedule 3.22, there is no Action pending or, to the Seller's Knowledge, threatened against Seller exclusively related to the Business arising out of any Law relating to discrimination in employment or employment practices or occupational safety and health standards. Since the date of the Financial Statements, Seller has not received any written notice in connection with the Business from any Person alleging a material violation of any Law relating to discrimination in employment or employment practices or occupational safety and health standards which would reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.22, there is no Action pending by any Employees for long term or short term disability or workers' compensation benefits.

        3.23    Insurance Policies.    Set forth on Schedule 3.23 of the Seller Disclosure Letter is a list of all insurance policies and bonds in force covering or relating to the Purchased Assets or the Business.

        3.24    Product Warranties.    Set forth on Schedule 3.24 of the Seller Disclosure Letter are the standard forms of product warranties and guarantees used in the Business, and copies of all other material product and service warranties and guarantees.

        3.25    Environmental Matters.    Except as set forth on Schedule 3.25 of the Company Disclosure Letter, Seller has operated the Business in compliance with all Environmental Laws, except for events of non-compliance which have not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

        3.26    Broker's Fees.    Except as described on Schedule 3.26 of the Seller Disclosure Letter, Seller has not retained any broker, finder or agent or agreed to pay any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer hereby makes the following representations and warranties, each of which is true and correct on the date hereof and, except for changes expressly permitted by this Agreement, shall be true and correct on the Closing Date.

        4.1    Corporate Existence and Power of Buyer.

          (a)  Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Illinois. Buyer has the corporate power and authority to own and use its properties and to transact the business in which it is engaged.

          (b)  Buyer holds all franchises, licenses and permits necessary and required therefor, is duly licensed or qualified to do business as a foreign limited liability company and is in good standing in each jurisdiction where such license or qualification is required. Buyer has the corporate power to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

        4.2    Approval and Enforceability of Agreement.

          (a)  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized, approved and ratified by all necessary action on the part of Buyer. Pursuant to such resolutions, authorizations, consents, approvals and/or ratifications, Buyer has full authority to enter into and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

          (b)  Assuming the due execution and delivery hereof by Seller, this Agreement is the legal, valid and binding obligation of Buyer, enforceable against Buyer according to its terms.

        4.3    No Breach of Law or Governing Documents.    Buyer has complied with and is not in default under or in breach or violation of any applicable Law of any Government Entity body, or the provisions of any franchise or license, or in default under or in breach or violation of any provision of its limited liability company operating agreement. Neither the execution of this Agreement nor the Closing do or will constitute or result in any such default, breach or violation. No Government Entity permits or consents are necessary to effect the transactions contemplated hereby.

        4.4    Financing.    At Closing, Buyer will have sufficient funds available in cash to pay the Initial Cash Purchase Price and all other amounts payable by Buyer at the Closing, and, if required, to pay any amount owed to Seller pursuant to Section 2.9 hereof.

ARTICLE V.
COVENANTS CONCERNING SELLER

        Seller covenants and agrees with Buyer that, from and after the date of this Agreement and until the Closing Date, Seller will conduct the Business subject to the following provisions and limitations:

        5.1    Operation of the Business.    Seller shall conduct the Business in the Ordinary Course in substantially the same manner as heretofore conducted and shall use reasonable efforts to keep its business organizations intact, including the Employees and its present relationships with suppliers and customers and others having business relations with Seller related to the Business. With respect to the Business, without the prior written consent of Buyer (not to be unreasonably withheld), Seller will not:

          (a)  grant any increase in the rate of pay, salaries or benefits of any Employees, or in any other way increase in any amount the benefits or compensation of any Employee outside of the Ordinary Course;

          (b)  enter into any employment contract outside of the Ordinary Course or collective bargaining agreement;

          (c)  enter into any Contract or commitment or engage in any transaction which is not in the Ordinary Course;

          (d)  sell or dispose of or encumber any Purchased Assets outside of the Ordinary Course;

          (e)  make, or enter into any Contract for, any capital expenditure or enter into any lease of capital equipment or real estate in connection with the Business outside of the Ordinary Course;

          (f)    enter into any Contract, whether for the purchase or sale of inventory, supplies, other products or otherwise, except in the Ordinary Course;

          (g)  create, assume, incur or guarantee any indebtedness other than (i) in the Ordinary Course or (ii) incurred pursuant to existing Contracts disclosed in the Seller Disclosure Letter delivered pursuant hereto; or

          (h)  perform any act, or attempt to do any act which will cause a material breach of any material Contract to which Seller is a party; or

          (i)    agree, whether in writing or otherwise, to do any of the foregoing set forth in clauses (a) through (h).

        5.2    Full Access.    Representatives of Buyer shall have full access during normal business hours, upon reasonable prior notice to Seller, to all books, records, contracts, tax records and documents of Seller relating to the Business, and Seller will furnish to Buyer any information related to the Business that Buyer may from time to time may reasonably request; provided, however, that any such access shall be conducted in such a manner as not to unreasonably interfere with the operation of the Business. Seller may redact such portions of its books and records that do not relate to the Business. Such examination and investigation by Buyer, and any discovery of facts resulting therefrom, shall not affect the warranties and representations of Seller contained in this Agreement.

        5.3    Books, Records and Financial Statements.    Seller shall maintain its books and financial records with respect to the Business in the Ordinary Course. Said books and financial records shall accurately reflect the operations of the Business.

        5.4    Tax Matters.

          (a)  Buyer shall pay all applicable sales, use or other similar transfer Taxes that are, or become, due or payable as a result of the sale, conveyance, assignment, transfer or delivery of the Purchased Assets or the Property, whether levied on Buyer, the Purchased Assets, the Property or Seller. Seller shall prepare, subject to Buyer's reasonable review and approval, and file, any Returns required in respect of such transfer Taxes.

          (b)  Seller agrees to furnish or cause to be furnished, upon request, as promptly as practicable, such information and assistance (including access to books and records) relating to the Purchased Assets or the Property as is reasonably necessary for the preparation of any Return, claims for refund or audit or prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment of Taxes paid.

          (c)  Buyer or Seller, as the case may be, shall, upon request, use its reasonable efforts to provide or obtain from any taxing authority any certificate or other document necessary to mitigate, reduce or eliminate any Taxes that otherwise would be imposed with respect to the transactions contemplated in this Agreement and the Real Estate Purchase Agreement. Buyer shall use its reasonable efforts to provide Seller with a completed resale certificate pursuant to which Buyer assumes any sales tax liability imposed by the state of South Carolina with respect to the transactions contemplated in this Agreement and the Real Estate Purchase Agreement.

        5.5    Insurance and Maintenance of Property.    Seller will cause all the Purchased Assets and all property owned or leased pursuant to the Assumed Liabilities to be insured consistent with past practice and will operate, maintain and repair all of such property in the Ordinary Course, subject to ordinary wear and tear.

ARTICLE VI.
POST CLOSING COVENANTS

        6.1    Covenant Not to Compete.

          (a)  As a further inducement to Buyer to purchase the Purchased Assets and to assume the Assumed Liabilities, Seller agrees that for the period from the Closing Date until the expiration of six (6) months from the Closing Date (the "Restricted Period"), Seller and its Affiliates will not, directly or indirectly, market or sell any ready to drink products containing the ingredient ephedra in sports fitness gyms in the Territory (the "Restricted Business").

          (b)  The covenant set forth in Section 6.1(a) above shall automatically terminate, without any further action of the Parties, and shall be of no further force and effect upon the earlier of: (i) a Change of Control of Weider Nutrition International, Inc., a Delaware corporation ("Weider") or (ii) Weider entering into an agreement to effect a Change of Control.

          (c)  It is expressly understood and agreed that although Seller and Buyer consider the restrictions contained in this Section 6.1 to be reasonable in the context in which made, if a final judicial determination is made that the time, territory, scope or any other restriction contained in this Section 6.1 is unreasonable or otherwise unenforceable, neither this Agreement nor the provisions of this Section 6.1 shall be rendered void, but shall be deemed amended to apply as to such maximum scope, time and territory and to such other extent as such court may judicially determine or indicate to be reasonable, and as so modified, the restrictions contained in this Section 6.1 shall be binding and enforceable.

        6.2    Confidentiality.

          (a)  The Parties to this Agreement shall not make any public disclosure of the terms hereof or the transactions contemplated hereby without the prior written consent of the other Party (not to be unreasonably withheld), except as required by Law. Furthermore, Seller will not at any time disclose to any person other than Buyer or use any Confidential Information. Seller recognizes and agrees that all documents containing any Confidential Information, whether developed by Seller or by someone else for Seller, will after the Closing Date become the exclusive property of Buyer; provided Seller may redact any portion of such documents that contain information that is not Confidential Information.

          (b)  At Buyer's request at the termination of the Restricted Period, or at any other time Buyer or any Affiliate thereof may request, Seller shall promptly deliver to Buyer all documents and other materials containing all Confidential Information.

          (c)  Seller further acknowledges and agrees that the damages resulting from any breach of the foregoing covenants may be intangible in whole or in part and that Buyer is entitled to seek specific enforcement, injunctive relief and other equitable remedies in addition to monetary damages and legal remedies, and Seller hereby stipulates to the entering of such injunctive relief enforcing the provisions of this Section 6.2.

          (d)  The preceding obligations to maintain the Confidential Information in confidence shall not apply to the extent that (i) the information is or becomes in the future public knowledge through no fault or omission of Seller, (ii) the information is lawfully revealed to Seller by a third party having the right to disclose it and license its use, or (iii) the information is required to be disclosed by an Order of a Court of competent jurisdiction, after Buyer has been given notice of such Order and an opportunity to seek an injunction preventing such disclosure.

          (e)  Notwithstanding anything to the contrary herein, Seller may retain one copy of all Confidential Information, and following the Closing, for so long as such Confidential Information is retained by Buyer (which shall be for a period of at least four (4) years), Buyer shall permit Seller and its authorized representatives to have reasonable access and duplicating rights during normal business hours, upon reasonable prior notice to Buyer, to (y) the Confidential Information and (z) the employees of Buyer, to the extent that such access may reasonably be required: (i) in connection with the preparation of Seller's accounting records or with any audits, (ii) in connection with the preparation of any Returns or with any tax audits, (iii) in connection with any Action relating to the Purchased Assets, the Assumed Liabilities or the Business, or (iv) in connection with any required regulatory filing relating to the Products. Notwithstanding the foregoing, Buyer need not disclose to Seller any information: (x) relating to pricing or other matters that are highly sensitive if (A) providing such portions of documents or information, in the opinion of Buyer's counsel, might reasonably result in antitrust violations for Buyer and (B) Buyer designates such information as "outside counsel and retained experts only" and discloses such information to Seller's outside counsel and retained experts or (y) which Buyer is prohibited from disclosing by applicable Law or by a confidentiality agreement with a third party if, in the case of a confidentiality agreement, Buyer has used commercially reasonable efforts to obtain the consent of such third party to such disclosure. If any material is withheld by Buyer pursuant to the immediately preceding sentence, Buyer shall inform Seller as to the general nature of what is being withheld.

          (f)    Notwithstanding the foregoing, Seller shall have the right to retain one copy of all Confidential Information for its records; provided, that Seller may use such Confidential Information for only the following purposes: (i) in connection with the preparation of Seller's accounting records or with any audits, (ii) in connection with the preparation of any Returns or with any Tax audits, (iii) in connection with any Action relating to the Purchased Assets, the Assumed Liabilities or the Business, or (iv) in connection with any required regulatory filing relating to the Products.

        6.3    Employees.    Seller agrees that during the Restricted Period it shall not, directly or indirectly, solicit or hire, or assist anyone else to hire, any Transferred Employee (as defined in Section 6.6(a)) or seek to persuade, or assist anyone else to seek to persuade, any Transferred Employee to discontinue employment with Buyer; provided, however, that the restrictions set forth in this Section 6.3 shall not apply to any such Transferred Employee whose employment terminated prior to commencement of employment discussions with Seller; provided, further, that, if any such Designated Employee responds to any general public advertisement place or general solicitation undertaken by Seller or its subsidiaries, such advertisement or general solicitation shall not constitute a breach of this Section 6.3.

        6.4    Intellectual Property.    Seller shall not use any trademarks or tradenames that are the same as those trademarks or tradenames transferred to Buyer under this Agreement, without the express written consent of Buyer, provided, however, that, to the extent that such trademarks or tradenames are contained in printed materials in existence as of the Closing Date related to Seller's business generally, Seller's use of such printed materials during the Restricted Period shall not be a violation of this Section 6.4.

        6.5    Remedies.    Because the breach or anticipated breach of the restrictive covenants provided for in Section 6.1, 6.2, 6.3 or 6.4 will result in immediate and irreparable harm and injury to Buyer, for which it will not have an adequate remedy at law, Seller agrees that Buyer shall be entitled to relief in equity to temporarily, preliminarily and/or permanently enjoin such breach and to seek any and all other legal and equitable remedies to which Buyer may be entitled.

        6.6    Transferred Employees.

          (a)  Prior to the Closing, Buyer shall offer, or cause to be offered, employment, effective as of the Closing Date, to each Employee who is identified by Buyer on Schedule 6.6 of the Buyer Disclosure Letter (each, a "Designated Employee"). Such offer of employment shall be on terms and conditions comparable (but not necessarily identical) to those terms and conditions of employment applicable to such Employees immediately prior to the Closing. Employees who accept such offer of employment with Buyer as of the Closing are referred to herein as the "Transferred Employees."

          (b)  For a period of at least twelve (12) months after the Closing, Buyer shall provide employee benefits and compensation to Transferred Employees that are no less favorable in the aggregate than those provided to other employees of Buyer with similar duties and responsibilities. With respect to each benefit plan of Buyer in which Transferred Employees subsequently participate, for purposes of determining eligibility to participate, vesting and, with respect to any vacation or severance plan or policy only, for the purpose of determining benefit entitlement, service with Seller (and predecessor employees to the extent Seller provides past service credit) shall be treated as service with Buyer. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations to the extent, in the case of any insured benefits, the relevant insurance coverage may be obtained by Buyer on commercially reasonable terms. Each benefit plan of Buyer shall waive pre-existing condition limitations to the same extent waived under the applicable Seller benefit plan to the extent, in the case of any insured benefits, the relevant insurance coverage may be obtained by Buyer on commercially reasonable terms. Transferred Employees shall be given credit for the amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Seller benefit plan for the plan year in which the Closing occurs.

          (c)  Effective as of the Closing, except as required by applicable Law, Buyer shall provide each Transferred Employee with the number of his or her unused accrued vacation days (or at Buyer's discretion shall provide payments in lieu of such days but only to the extent Buyer does so on the same terms as its treatment of similarly situated employees) outstanding as of the Closing under the applicable vacation policy of Seller and shall prevent the forfeiture of any such days.

          (d)  Buyer shall reimburse Seller for the amount of any severance obligations that Seller incurs in accordance with Seller's Plans in existence as of the date hereof, for any Employees at the manufacturing plant located on the Property that Buyer does not identify on Schedule 6.6 of the Buyer Disclosure Letter as Designated Employees. Buyer shall reimburse Seller within thirty (30) days after Seller submits reasonable documentation to Buyer specifying the amount of the severance obligations.

ARTICLE VII.
CONDITIONS TO BUYER'S OBLIGATIONS

        The obligations of Buyer to consummate the transactions provided for in this Agreement shall be subject to the satisfaction of each of the following conditions on or before the Closing Date, subject to the right of Buyer to waive any one or more of such conditions:

        7.1    Representations and Warranties of Seller.    The representations and warranties of Seller contained in Article III of this Agreement shall be true and correct in all material respects (without giving effect to any "materially" or "Material Adverse Effect" qualifiers set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct, would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        7.2    Performance of this Agreement.    Seller shall have duly performed or complied with all of the obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.

        7.3    No Material Adverse Effect.    There shall have been no Material Adverse Effect.

        7.4    No Lawsuits.    There shall not be pending any action, litigation or proceeding by any Governmental Entity seeking to (i) prohibit or restrain the transactions contemplated by this Agreement or (ii) seeking to impose or confirm limitations on the ability of Buyer to effectively exercise full rights of ownership of the Business or the Purchased Assets after the Closing which, in the case of clause (i) or (ii), would have, or would reasonably be expected to have, a Material Adverse Effect.

        7.5    Consents.    Each of the consents set forth on Schedule 7.5 of the Seller Disclosure Letter shall have been obtained.

        7.6    Documents.    Buyer shall receive from Seller on the Closing Date:

          (a)  the Bill of Sale duly executed by Seller;

          (b)  the Assignment and Assumption Agreement duly executed by Seller;

          (c)  a certificate signed by the President or Chief Financial Officer of Seller dated as of the Closing Date and subject to no qualification certifying that the conditions set forth in Sections 7.1, 7.2, 7.3, 7.4 and 7.5 hereof have been fully satisfied;

          (d)  the Real Estate Purchase Agreement duly executed by Seller;

          (e)  the Intellectual Property License Agreement duly executive by Seller;

          (f)    the Assignment of Trademarks and Tradenames duly executed by Weider Nutrition International, Inc., a Delaware corporation, in the form attached as Exhibit F; and

          (g)  the Advertising Agreement duly executed by Weider Publications, Inc. in the form attached as Exhibit G.

        7.7    Further Assurances.    Buyer shall have received such further instruments and documents as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained and the performance of all conditions to the consummation of such transactions.

ARTICLE VIII
CONDITIONS TO SELLER'S OBLIGATIONS

        The obligations of Seller to consummate the transactions provided for in this Agreement shall be subject to the satisfaction of each of the following conditions on or before the Closing Date, subject to the right of Seller to waive any one or more of such conditions:

        8.1    Representations and Warranties of Buyer.    The representations and warranties of Buyer contained in Article IV of this Agreement shall be true and correct in all material respects (without giving effect to any "materially" or "Material Adverse Effect" qualifiers set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct, would not individually or in the aggregate, reasonably be expected to prevent or materially delay, the performance or consummation of the transactions contemplated by this Agreement.

        8.2    Performance of this Agreement.    Buyer shall have duly performed or complied with all of the obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.

        8.3    No Lawsuits.    There shall not be pending any action, litigation or proceeding by any action, litigation or proceeding by any Governmental Entity seeking to (i) prohibit or restrain the transactions contemplated by this Agreement or (ii) seeking to impose or confirm limitations on the ability of Buyer to effectively exercise full rights of ownership of the Business or the Purchased Assets after the Closing which, in the case of clause (i) or (ii), would have, or would reasonably be expected to have, a Material Adverse Effect.

        8.4    Documents.    The Seller shall receive from Buyer on the Closing Date:

          (a)  the Initial Cash Purchase Price to be delivered under Section 2.7 hereof;

          (b)  the Assignment and Assumption Agreement, duly executed by Buyer;

          (c)  the Real Estate Purchase Agreement, duly executed by Buyer or its Affiliate;

          (d)  the Intellectual Property License Agreement, duly executed by Buyer;

          (e)  the Guaranty Agreement in the form attached as Exhibit H, duly executed by Optimum Nutrition, Inc., a Florida corporation; and

          (f)    a certificate signed by the Chief Executive Officer or Chief Financial Officer of Buyer dated as of the Closing Date and subject to no qualification certifying that conditions set forth in Sections 8.1, 8.2 and 8.3 hereof have been fully satisfied.

        8.5    Further Assurances.    Seller shall have received such further instruments and documents as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained and the performance of all conditions to the consummation of such transactions.

ARTICLE IX
INDEMNIFICATION

        9.1    Indemnification of Buyer.    Subject to the limitations of Section 9.5 below, Seller shall hold Buyer, and, from and after the Closing, Buyer and its Affiliates, directors, officers, partners, successors, assigns, and agents (collectively "Buyer Indemnified Persons"), harmless and indemnify each of them from and against, and Seller waives any claim for contribution or indemnity against Buyer Indemnified Persons with respect to any and all Indemnified Losses incurred or to be incurred by any of them to the extent resulting from or arising from:

          (a)  The breach of any covenant, representation, warranty or agreement of Seller made or incurred under or pursuant to this Agreement or any Related Instrument;

          (b)  The assertion of any claim for injury, death, property or economic damage, or other product or strict liability claim arising from the design, manufacture, sale or distribution of or exposure to any product or component thereof prior to the Closing Date, except for claims that arise from the Assumed Liabilities; and

          (c)  Any Liability arising out of the ownership or operation of the Purchased Assets prior to the Effective Time, other than the Assumed Liabilities.

        9.2    Indemnification of Seller.    Subject to the limitations set forth in Section 9.5 below, Buyer shall hold Seller and its successors, assigns and agents (collectively "Seller Indemnified Persons") harmless and indemnify each of them from and against, and Buyer waives any claim for contribution or indemnity against the Seller Indemnified Persons with respect to any and all Indemnified Losses incurred or to be incurred by any of them, to the extent resulting from or arising out of:

          (a)  The breach of any covenant, representation, warranty or agreement of Buyer made or incurred under or pursuant to this Agreement or any Related Instrument;

          (b)  the Assumed Liabilities; and

          (c)  the ownership, use, operation or maintenance of the Purchased Assets by or on behalf of Buyer from and after the Closing and the operation or conduct of the Business by or on behalf of Buyer from and after the Closing.

        9.3    Notice of Claim.    In the event that a Party seeks indemnification hereunder such Party (the "Indemnified Party") shall give written notice to the indemnifying Party (the "Indemnifying Party") specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted. Subject to the terms hereof, the Indemnifying Party shall pay the amount of any valid claim not more than thirty days after the Indemnified Party provides notice to the Indemnifying Party of such amount.

        9.4    Right to Contest Claims of Third Persons.    If an Indemnified Party is entitled to indemnification hereunder because of a claim asserted by any claimant (other than an indemnified person hereunder) ("Third Person"), the Indemnified Party shall give the Indemnifying Party reasonably prompt notice thereof after such assertion is actually known to the Indemnified Party; provided, however, that the right of a person to be indemnified hereunder in respect of claims made by a Third Person shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is irrevocably and materially prejudiced thereby. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party, and using counsel reasonably satisfactory to the Indemnified Party, to investigate, secure, contest, or settle the claim alleged by such Third Person (a "Third-Person Claim"), provided that the Indemnifying Party has unconditionally acknowledged to the Indemnified Party in writing its obligation to indemnify the persons to be indemnified hereunder with respect to such Third-Person Claim. If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any expense such party incurs in connection with the defense thereof. However, the Indemnified Party may thereafter participate in (but not control) the defense of any such Third-Person Claim with its own counsel at its own expense, unless the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to the Indemnified Party that are different from or in addition to that of the Indemnifying Party, in which case, the Indemnifying Party shall be liable for the reasonable expenses of the Indemnified Party (including reasonable attorneys' fees). Unless and until the Indemnifying Party so acknowledges its obligation to indemnify, the Indemnified Party shall have the right, at its option, to assume and control defense of the Third-Party Claim and to look to the Indemnifying Party for the full amount of its reasonable costs of such defense. The failure of the Indemnifying Party to respond in writing to the aforesaid notice of the Indemnified Party with respect to such Third-Person Claim within twenty (20) days after receipt thereof shall be deemed an election not to defend the same. Any election to defend made by the Indemnifying Party after such twenty (20) day period and shall not be valid unless and until the Indemnifying Party also pays all reasonable attorneys' fees and other reasonable expenses incurred by the Indemnified Party in defense of the Third-Person Claim prior to such date. If the Indemnifying Party assumes the defense of a Third-Party Claim, (i) the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party's prior written consent, and (ii) the Indemnifying Party shall be entitled to compromise or settle such claim, which compromise or settlement shall not be made without the written consent of the Indemnified Party (such consent not to be unreasonably withheld). If the Indemnifying Party does not so acknowledge its obligation to indemnify and assume the defense of any such Third-Person Claim, (a) the Indemnified Party may defend against such claim using counsel of its choice, in such manner as it may reasonably deem appropriate, including, but not limited to, compromising or settling such claim, which compromise or Settlement shall not be made without the written consent of the Indemnifying Party (such consent not to be unreasonably withheld), and (b) the Indemnifying Party may participate in (but not control) the defense of such action, with its own counsel at its own expense. The Parties shall make available to each other all relevant information in their possession relating to any such Third-Person Claim and shall cooperate in the defense thereof.

        9.5    Limitation on Indemnity Period.

          (a)  The representations and warranties of the Parties contained in Articles III and IV herein shall survive for a period of fifteen (15) months following the Closing Date. Claims for indemnification arising out of breaches of the representations and warranties contained in Articles III and IV shall only be valid to the extent that such claims are made prior to the end of such period; provided, however, that claims based on the representations and warranties set forth in Section 3.7 shall not be limited as to time but must be made within the time period of the applicable statute of limitations.

          (b)  Notwithstanding anything to the contrary in this Agreement, Seller will not have any liability (for indemnification or otherwise) for payments pursuant to this Article IX unless and until the aggregate of all Indemnified Losses which are incurred or suffered by the Buyer Indemnified Persons exceeds $100,000, in which case the Buyer Indemnified Persons shall be entitled to indemnification for all such Indemnified Losses in excess of $100,000 (the "Basket Amount"); provided, however, that Seller shall not be liable for any Indemnified Losses, or be required to make payments for indemnification pursuant to this Article IX, in an aggregate amount in excess of $1,000,000 (the "Cap Amount"). In addition to the foregoing, any payments made by Seller pursuant to the indemnification provisions of the Real Estate Purchase Agreement shall be deemed as payments made by Seller pursuant to this Article IX for purposes of calculating the Cap Amount.

          (c)  In calculating amounts payable to an Indemnified Party, the amount of the indemnified Losses (i) shall not be duplicative of any other Loss for which an indemnification claim has been made, (ii) shall be computed net of any amounts actually recovered by such Indemnified Party under any insurance policy with respect to such Indemnified Losses, and (iii) shall be reduced to take account of any net Tax benefit realized by such Indemnified Party arising from the incurrence or payment of any such Indemnified Loss. In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any Indemnified Loss.

          (d)  Except as otherwise specifically provided in this Agreement or in any Related Instrument, each of Seller and Buyer agree (and, by their acceptance of the benefits under this Agreement, each Indemnified Party agrees) that its sole and exclusive remedy after the Closing with respect to any and all claims relating to any or all of this Agreement and the Related Instruments, the transactions contemplated hereby and thereby, the Business, the Conveyed Assets and the Assumed Liabilities (other than claims of, or causes of action arising from, fraud) shall be pursuant to the indemnification provisions set forth in this Article IX. Without limiting the foregoing, Seller and Buyer each hereby waive (and, by their acceptance of the benefits under this Agreement, each Indemnified Party hereby waives), from and after the Closing, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud), whether arising under statute, common law or otherwise, such party may have against the other party arising under or based upon this Agreement or any Related Instrument or any document or certificate delivered in connection herewith (except pursuant to the indemnification provisions set forth in this Article IX and the indemnification and other remedy provisions set forth in any Related Instrument).

          (e)  Notwithstanding anything to the contrary contained in this Agreement or otherwise, there shall be no indemnification pursuant to this Agreement by Seller or Buyer for any special, incidental, punitive, consequential or similar damages (including damages for lost profits).

ARTICLE X.
MISCELLANEOUS

        10.1    Assignment; Binding Agreement.    Neither this Agreement nor any of rights or obligations hereunder may be assigned by any Party without the other Parties' prior written consent. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their respective successors and permitted assigns.

        10.2    Termination of Agreement.    This Agreement and the transactions contemplated hereby may be terminated prior to the Closing Date only as follows:

          (a)  by mutual consent of Buyer and Seller; or

          (b)  by either Buyer or Seller if the Closing shall not have occurred on or before July 30, 2002, or such other date, if any, as Buyer and Seller shall agree upon; provided, however, the right to terminate this Agreement under this Section 10.2(b) shall not be available to any Party if such Party has failed to perform in all material respects its obligations under this Agreement and such failure has been the cause, or results in, the failure of the Closing to occur on or before July 30, 2002.

        10.3    Effect of Termination.    If this Agreement is terminated pursuant to Section 10.2 hereof without fault of either party or breach of this Agreement, all obligations of Seller and Buyer hereunder shall terminate, without liability of Seller to Buyer or of Buyer to Seller; provided, however, that nothing contained in this Section 10.3 shall relieve either Party from any Liability to the other Party for a willful and material breach of this Agreement. In such event, each party hereto shall pay all legal and other costs and expenses incurred by such party in connection with this Agreement and the transactions contemplated hereby.

        10.4    Bulk Sales.    Buyer hereby waives compliance with any applicable State Uniform Commercial Code or other statutory provisions governing bulk sales. Seller agrees to indemnify, defend and hold harmless Buyer from any and all loss, cost or expenses, resulting from the assertion of claims made against the Purchased Assets sold hereunder or against Buyer by creditors of Seller under any bulk sales Law with respect to liabilities and obligations of Seller not assumed by Buyer hereunder, such indemnity to be in accordance with the provisions of Article IX hereof.

        10.5    Entire Agreement and Modification.    This Agreement, including the Schedules attached hereto and the documents delivered pursuant hereto, constitutes the entire agreement between the parties. No changes of, modifications of, or additions to this Agreement shall be valid unless the same shall be in writing and signed by all parties hereto.

        10.6    No Third Party Beneficiaries.    The provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder; and shall not provide any third Person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

        10.7    Severability.    If any provision of this Agreement shall be determined to be contrary to Law and unenforceable by any Court, the remaining provisions shall be severable and enforceable in accordance with their terms.

        10.8    Counterparts.    This Agreement may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

        10.9    Headings; Interpretation.    The table of contents and article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement. All Parties have participated substantially in the negotiation and drafting of this Agreement and each Party hereby disclaims any defense or assertion in any litigation or arbitration that any ambiguity herein should be construed against the draftsman.

        10.10    Governing Law.    This Agreement shall be construed and interpreted according to the Laws of the State of Illinois.

        10.11    Payment of Fees and Expenses.    Each Party hereto shall pay all fees and expenses of such Party's respective counsel, accountants and other experts and all other expenses incurred by such party incident to the negotiation, preparation and execution of this Agreement and the consummation of the transaction contemplated hereby, including any finder's or brokerage fees. In the event any action or proceeding, including, without limitation, arbitration, is commenced by any party for the purposes of enforcing any provision of this Agreement, the parties to such action, proceeding or arbitration shall be entitled to recover, as part of any reward, judgment, decision or other resolution of such action, proceeding or arbitration in their favor, their related reasonable attorney's fees and expenses.

        10.12    Further Assurances.    From and after the Closing, the Parties shall do such acts and execute such documents and instruments as may be reasonably required to make effective the transactions contemplated hereby.

        10.13    Notices.    All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if the same shall be in writing and shall be delivered or sent by registered or certified mail, postage prepaid, and addressed as set forth below:

If to Buyer:	American Body Building Products, L.L.C. 600 North Commerce Street Aurora, Illinois 60504 Telephone: (630) 236-0037 ext 115 Facsimile: (630) 236-6543 Attention: John Figurelli
with a copy to:	Clingen, Callow, Wolfe & McLean, LLC 2100 Manchester Road Suite 1750 Wheaton, Illinois 60187 Telephone: (630) 871-2600 Facsimile: (630) 871-9869 Attention: Kenneth W. Clingen
If to Seller:	Weider Nutrition International, Inc. 2002 South 5070 West Salt Lake City, Utah 84104 Telephone: (801) 975-5000 Facsimile: (801) 975-1924 Attention: General Counsel
with a copy to:	Latham & Watkins 650 Town Center Drive, Suite 2000 Costa Mesa, California 92626 Telephone: (714) 540-1235 Facsimile: (714) 755-5290 Attention: Charles K. Ruck

Either Party may change the address to which notices are to be addressed by giving the other Party notice in the manner herein set forth.

[signatures on following page]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement, on the day and year first above written.

Buyer:
AMERICAN BODY BUILDING PRODUCTS, L.L.C.
By:	/s/ ANTHONY P. COSTELLO
Its:	Manager
Seller:
WEIDER NUTRITION GROUP, INC.
By:	/s/ JOSEPH W. BATY
Its:	Executive Vice President and Chief Financial Officer

QuickLinks

  EXHIBIT 99.2